EXHIBIT 99.1

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. ANNOUCES
MANAGEMENT CHANGES

ATLANTA — (BUSINESS WIRE) — Jan. 29, 2004 — Coca-Cola Enterprises announced today two management changes. John R. Parker, Jr. has agreed to take an operating role within the Company as vice president and general manager, West Central Region. John J. Culhane was named interim general counsel, pending his election as a corporate officer at the February Board of Directors meeting.

“John Parker has served the company extremely well since 1999, and we have benefited from his advice and counsel, the value of which has gone beyond legal matters,” said Lowry F. Kline, chairman of the board. “John’s interest in an operating role became more apparent each time he was involved in our field operations, and more recently as he served as a co-lead of the successful joint planning process in developing a three-year strategy with Coca-Cola North America,” continued Mr. Kline. “We actively stretch and challenge the capabilities of our executive team by providing opportunities to manage in different functional areas of our Company, and John’s unique experience will continue to provide significant value and leadership to the Company.”

Prior to assuming this new operating role, Mr. Parker, 52, had served as senior vice president and general counsel of Coca-Cola Enterprises since 1999. He joined the Coca-Cola System 17 years ago and has served in positions of increasing responsibility, including vice president and general counsel, The Coca-Cola Bottling Company of New York, division counsel for The Coca-Cola Company’s Nordic and Northern Eurasia Division, and as general counsel of Coca-Cola Enterprises European Group.

Mr.     Culhane, 58, has been an attorney within the Coca-Cola System since 1986, serving as general counsel for The Coca-Cola Company’s North America Group, and then in Europe as general counsel and corporate secretary of Coca-Cola HBC. Most recently, John served as special counsel to the general counsel at Coca-Cola Enterprises, as well as general counsel and corporate secretary for the Coca-Cola Bottlers’ Sales and Services Company. “With John Culhane’s breadth of knowledge and extensive background, we are fortunate to have him serve as general counsel,” said Mr. Kline. “His significant experience and in-depth knowledge of the Coca-Cola System suits him well for the position.”

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.